SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of Earliest Event Reported): November 27, 2001


                                  BONTEX, INC.
             (Exact name of Registrant as specified in its charter)


   Virginia                        0-5200                   54-0571303
(State or other                 (Commission               (IRS Employer
 jurisdiction of                 File Number)            Identification No.)
 incorporation)

                                ONE BONTEX DRIVE,
                        BUENA VISTA, VIRGINIA           24416-1500
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: 540-261-2181



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          (Former name or former address, if changed since last report)

Item 5.           Other Events.
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         Bontex, Inc. (the "Company") has a secured term loan (the "Loan") and credit facility (the "Credit Facility") with Congress Financial Corporation ("Congress"), under which approximately $2.7 million of indebtedness is collectively outstanding. On November 27, 2001, Congress provided written notice that it would not renew the Loan and the Credit Facility or extend the maturity of the Loan and the Credit Facility past the scheduled maturity date of January 26, 2002. Substantially all the assets of Bontex USA serve as the collateral securing the Loan and Credit Facility.

         Management is currently seeking to obtain alternative financing to repay the Company's indebtedness to Congress and provide an ongoing credit facility sufficient to meet the Company's future operating and capital requirements. If the Company is unable to obtain such financing on acceptable terms, or at all, it would cause a material adverse impact on the Company's business, financial condition, liquidity and/or results of operations. In addition, in the event the Company is unable to pay its indebtedness to Congress in full by the maturity date, Congress would have the right to proceed directly against substantially all the assets of Bontex USA. Therefore, if the Company is unable to obtain alternative financing, enter into a strategic alliance or a merger, achieve additional cost savings in its operations and/or accomplish other solutions in a timely fashion, the Company could be forced to seek protection from creditors under federal bankruptcy laws.

         The Company's common stock is listed on the Nasdaq SmallCap Market. A failure by the Company to obtain alternative financing on acceptable terms, a proceeding by Congress against the assets of Bontex USA or the Company's bankruptcy could result in a negative impact on the trading price of the Company's common stock and/or the Company's listing status on the Nasdaq SmallCap Market. In order to maintain its listing on the Nasdaq SmallCap Market, among other things, the Company must maintain a minimum market value of the public float of its common stock of $1,000,000. If the closing bid price of the Company's common stock trades at a level below that necessary to maintain this minimum market value of its public float for thirty consecutive business days, the Company's common stock would become subject to delisting from the Nasdaq SmallCap Market. If delisted, trading in the Company's common stock could be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." In order to maintain its listing on the Nasdaq SmallCap Market, the Company must also maintain either (i) $2.5 million in stockholders' equity, (ii) net tangible assets of $2 million, (iii) market capitalization of $35 million or (iv) net income of $500,000 for the last fiscal year or two of the last three fiscal years. In the event the Company were to declare bankruptcy, trading in the Company's common stock would likely be halted on the Nasdaq SmallCap Market and Nasdaq could begin a delisting process. In the event of delisting, holders of the Company's common stock might find it more difficult to trade their common stock promptly and at reasonable prices or to obtain accurate quotations as to its price. Delisting could also result in an additional material adverse effect on the Company's ability to raise additional equity or financing and, in turn, on the Company's business, financial condition, liquidity and/or results of operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BONTEX, INC.


                                            By     /s/ James C. Kostelni
                                                   ---------------------
                                                     James C. Kostelni
                                                     President and Chief
                                                      Executive Officer

Date: December 21, 2001

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